Exhibit 99.1

THE CHILDREN’S PLACE REPORTS THIRD QUARTER 2023 RESULTS

   Reports Q3 GAAP EPS of $3.05 versus $3.26 in Q3 2022

Reports Q3 Adjusted EPS of $3.22 versus $3.33 in Q3 2022

Expects Adjusted EPS in the Range of $3.47 to $3.67 for the Back Half of 2023

 Secaucus, New Jersey – November 16, 2023 – The Children’s Place, Inc. (Nasdaq: PLCE), an omni-channel children’s specialty portfolio of brands with an industry-leading digital-first model, today announced financial results for the third quarter ended October 28, 2023.

Jane Elfers, President and Chief Executive Officer said, “Our Q3 results exceeded our expectations on the top line. The top line beat was driven by another quarter of industry-leading digital performance, fueled by a double digit increase in ecommerce traffic, with strong Back-to-School results in August and the success of our seasonal categories in September and October. And, our wholesale channel, led by Amazon, delivered another outstanding quarter. Importantly, our Q3 ending inventories were down 16%, exceeding our expectations. Our bottom-line results were negatively impacted in the third quarter by higher than planned distribution costs driven by a combination of largely unplanned but addressable factors. First, higher fulfillment costs, including the increased utilization of third party fulfillment services, stemming from shipping significantly more ecommerce units than planned due to higher volumes coupled with an outsized increase in packages resulting from lower transaction size as our consumer remains under pressure in the current environment. Second, significantly higher labor costs than planned due to the increased ecommerce demand and a very tight labor market. Third, a delay of certain planned freight and fulfillment savings. Looking ahead, we are planning for these increased distribution costs to continue in the fourth quarter.”

Ms. Elfers continued, “Our ecommerce sales were up low single digits for the quarter, driven by a double digit increase in ecommerce traffic. Our ecommerce channel represented an industry-leading 57% of our retail sales in the third quarter versus 50% last year and 37% in 2019. Our core millennial customer clearly prefers the ease and convenience of shopping online for her kids and we are pleased with the significant progress we have made with respect to driving digital sales and traffic, despite the difficult consumer environment.”

Ms. Elfers concluded, “While our core customer remains under significant pressure, we were pleased with our ability to drive top-line above our expectations throughout the third quarter. Our top-line momentum from Q3 has accelerated into Q4 as our customer is responding to our trend-right assortments and our enhanced marketing tactics. November is off to a strong start with consolidated retail sales running up low single digits quarter to date versus last year, driven by the continued strength of our digital business. Our accelerated digital transformation and fleet optimization strategies have positioned us to operate the company with less resources, including less stores, less inventory, less people, and less expense, allowing us to better service our customer on-line, where she prefers to shop, resulting in what we believe will translate into more consistent and sustainable results over time.”

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Third Quarter 2023 Results

Net sales decreased $28.9 million, or 5.7%, to $480.2 million in the three months ended October 28, 2023, compared to $509.1 million in the three months ended October 29, 2022. The decrease in net sales compared to the third quarter of 2022 was primarily due to the impact of the continued slowdown in consumer demand resulting from the unprecedented inflation impacting our customer and from other domestic and geo-political concerns weighing on consumer confidence, an increase in promotional activity across the sector, and the impact of permanent store closures. Comparable retail sales decreased 7.3% for the quarter.

Gross profit and adjusted gross profit decreased by $14.8 million to $162.1 million in the three months ended October 28, 2023, compared to $176.9 million in the three months ended October 29, 2022. Adjusted gross margin deleveraged 110 basis points to 33.7% of net sales versus 34.8% in the third quarter of 2022. This decrease reflects the largely unplanned but addressable impact of higher distribution and fulfillment expenses stemming from incremental shipping and processing costs, partially offset by decreases in supply chain and cotton costs. The increases in distribution costs were driven by higher ecommerce volumes than anticipated, which resulted in higher compensation expense to fulfill orders as the Company incurred significant overtime premiums to process orders, increased wage rates to retain talent and added incentives to attract new associates. In addition, the Company also increased the utilization of our third-party fulfillment partner which operates at higher rates. The Company also experienced an outsized increase in the number of packages shipped due to decreases in average order size, given the significant macro pressures our customers continue to face, and a highly promotional retail environment, which resulted in increased freight costs and deleveraging of freight expense. Finally, the Company experienced a delay of certain planned freight and fulfillment savings as negotiations continue in order to secure the best long-term pricing. In addition to the distribution costs, the Company’s margin rate was negatively impacted by the growth of our wholesale business, which operates at a lower gross margin but also operates at a lower SG&A and is accretive to our operating margin. As a reminder, we record our wholesale revenue on a net basis, recognizing revenue net of commissions, discounts, chargebacks and cooperative advertising.

Selling, general, and administrative expenses were $104.8 million in the three months ended October 28, 2023, compared to $106.6 million in the three months ended October 29, 2022. Adjusted SG&A was $102.9 million in the three months ended October 28, 2023, compared to $105.4 million in the comparable period last year. Adjusted SG&A deleveraged by 70 basis points to 21.4% of net sales versus the third quarter of 2022, primarily as a result of reductions in store expenses, home office payroll, incentive compensation and equity compensation expense, partially offset by the deleverage of fixed expenses resulting from the decline in net sales and higher planned marketing spend.

Operating income was $45.0 million in the three months ended October 28, 2023, compared to $57.8 million in the three months ended October 29, 2022. Adjusted operating income was $47.9 million in the three months ended October 28, 2023, compared to $59.1 million in the comparable period last year. The third quarter 2023 adjusted operating income deleveraged 160 basis points to 10.0% of net sales versus the prior year’s third quarter.

Net interest expense was $7.9 million in the three months ended October 28, 2023, compared to $3.8 million in the three months ended October 29, 2022. The increase in interest expense versus the third quarter of 2022 was driven by higher borrowings and higher average interest rates associated with the Company’s revolving credit facility and term loan due to continued market-based rate increases.

The Company's provision for income taxes reflects a benefit of $1.5 million on a GAAP basis and $0.7 million on an adjusted basis based upon the calculation of the year-to-date effective tax rate by applying the discrete method. The Company believes that this method more accurately reflects the estimate of interim tax than the annual effective tax rate method due to the mix of earnings in different tax jurisdictions, and the sensitivity of small changes in ordinary income on the annual effective tax rate.

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Net income was $38.5 million, or $3.05 per diluted share, in the three months ended October 28, 2023, compared to $42.9 million, or $3.26 per diluted share, in the three months ended October 29, 2022. Adjusted net income was $40.6 million, or $3.22 per diluted share, compared to $43.8 million, or $3.33 per diluted share, in the comparable period last year.

Fiscal Year-To-Date 2023 Results

Net sales decreased $104.9 million, or 8.4%, to $1.147 billion in the nine months ended October 28, 2023, compared to $1.252 billion in the nine months ended October 29, 2022. The decrease in net sales compared to year-to-date 2022 was primarily due to the impact of a slowdown in consumer demand resulting from the unprecedented inflation impacting our customer and from other domestic and geo-political concerns weighing on consumer confidence, an increase in promotional activity across the sector, and the impact of permanent store closures. Comparable retail sales decreased 8.1% for the nine months ended October 28, 2023.

Gross profit decreased $88.0 million to $346.4 million in the nine months ended October 28, 2023, compared to $434.4 million in the nine months ended October 29, 2022. Adjusted gross profit decreased $87.4 million to $346.4 million in the nine months ended October 28, 2023, compared to $433.8 million in the comparable period last year. Adjusted gross margin deleveraged 440 basis points to 30.2% of net sales versus 34.6% in year-to-date 2022, primarily the result of lower merchandise margins due to the accelerated liquidation of seasonal inventory, the impact of a significantly larger wholesale business which operates at a lower gross margin rate but is accretive to operating margin, higher input and supply chain costs, higher than planned distribution and fulfillment costs, and the deleverage of fixed expenses resulting from the decline in net sales.

Selling, general, and administrative expenses were $329.8 million in the nine months ended October 28, 2023, compared to $330.5 million in the nine months ended October 29, 2022. Adjusted SG&A was $313.8 million in the nine months ended October 28, 2023, compared to $327.2 million in the comparable period last year. Adjusted SG&A deleveraged 120 basis points to 27.3% of net sales versus year-to-date 2022, primarily as a result of the deleverage of fixed expenses resulting from the decline in net sales and higher planned marketing spending, partially offset by reductions in store expenses, home office payroll, and incentive and equity compensation expense.

Operating loss was $22.0 million in the nine months ended October 28, 2023, compared to operating income of $63.3 million in the nine months ended October 29, 2022. Adjusted operating loss was $1.6 million in the nine months ended October 28, 2023, compared to adjusted operating income of $68.0 million in the comparable period last year. Year-to-date 2023 adjusted operating margin deleveraged 550 basis points to (0.1)% of net sales versus year-to-date 2022, which was 5.4% of net sales.

Net interest expense was $21.5 million in the nine months ended October 28, 2023, compared to $8.1 million in the nine months ended October 29, 2022. The increase in interest expense versus year-to-date 2022 was driven by higher borrowings and higher average interest rates associated with the Company’s revolving credit facility and term loan due to continued market-based rate increases.

The Company's provision for income taxes reflects a benefit of $17.8 million on a GAAP basis and $12.5 million on an adjusted basis based upon the calculation of the year-to-date effective tax rate by applying the discrete method. The Company believes that this method more accurately reflects the estimate of interim tax than the annual effective tax rate method due to the mix of earnings in different tax jurisdictions, and the sensitivity of small changes in ordinary income on the annual effective tax rate.

Net loss was $25.7 million, or ($2.06) per diluted share, in the nine months ended October 28, 2023, compared to net income of $49.4 million, or $3.68 per diluted share, in the nine months ended October 29, 2022. Adjusted net loss was $10.6 million, or ($0.85) per diluted share, compared to adjusted net income of $46.6 million, or $3.48 per diluted share, in the comparable period last year.

3

Store Update

The Company ended the third quarter of 2023 with 591 stores and square footage of 2.8 million, a decrease of 9% compared to the prior year. Consistent with the Company’s store fleet optimization initiative, the Company permanently closed 5 stores during the third quarter of 2023 and has permanently closed 608 stores since 2013 and decreased total square footage by 2.4 million square feet or approximately 46%. The Company is planning to close approximately 64 more stores by the end of the fourth quarter, leaving the Company with a fleet of approximately 530 stores as we enter 2024.

Balance Sheet and Cash Flow

As of October 28, 2023, the Company had $14 million of cash and cash equivalents and $359 million outstanding on its revolving credit facility. Additionally, the Company used $10 million in operating cash flows in the three months ended October 28, 2023.

Inventories were $462 million as of October 28, 2023, a decrease of 16% versus last year due to the combination of the accelerated liquidation of seasonal inventory, reductions in units purchased and decreases in average unit costs, compared to $549 million in the same period last year.

Outlook

The Company is providing updated guidance for the fourth quarter of 2023 and for the full year 2023. For the fourth quarter of 2023, the Company now expects:

•	Net sales in the range of $460 million to $465 million, representing a low single digit increase as compared to the prior year’s fourth quarter.
•	Adjusted operating profit for the fourth quarter is expected to be approximately 2.0% to 3.0% of net sales.
•	Interest expense is expected to be approximately $6.5 million for the fourth quarter.
•	The effective tax rate for the fourth quarter is expected to be approximately 27%, calculated by applying the discrete method.
•	Adjusted net income per diluted share is estimated to be in the range of $0.25 to $0.45 based upon an anticipated weighted average number of shares of 12.6 million.

The Company now expects net sales for the full year 2023, to be in the range of $1.605 billion to $1.610 billion, adjusted operating profit is estimated to be in the low single digit percentage range of net sales and adjusted net loss per diluted share is estimated to be in the range of ($0.59) to ($0.39) based upon an anticipated weighted average number of shares of 12.5 million.

The Company’s projections include the impact of the 53rd week in 2023, based upon its retail calendar. This week occurs during a low volume non-peak clearance period and as a result is expected to have a very modest impact on revenues and a negative impact on operating results.

Additional details underlying the Company’s outlook for the fourth quarter and full year 2023 will be provided on the conference call and will also be available in the conference call transcript which will be posted on the Company’s website. An audio archive will also be available on the Company’s website.

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Non-GAAP Reconciliation

The Company’s results are reported in this press release on a GAAP and as adjusted, non-GAAP basis. Adjusted net income (loss), adjusted net income (loss) per diluted share, adjusted gross profit, adjusted selling, general, and administrative expenses, and adjusted operating income (loss) are non-GAAP measures, and are not intended to replace GAAP financial information, and may be different from non-GAAP measures reported by other companies. The Company believes the expense items excluded as non-GAAP adjustments are not reflective of the performance of its core business, and that providing this supplemental disclosure to investors will facilitate comparisons of the past and present performance of its core business.

Please refer to the “Reconciliation of Non-GAAP Financial Information to GAAP” later in this press release, which sets forth the non-GAAP adjustments for the 13 week periods and 39 week periods ended October 28, 2023 and October 29, 2022.

Conference Call Information

The Children’s Place will host a conference call on Thursday, November 16, 2023 at 8:00 a.m. Eastern Time to discuss its third quarter 2023 results.

The call will be broadcast live at http://investor.childrensplace.com. An audio transcript will be available on the Company’s website approximately one hour after the conclusion of the call.

About The Children’s Place

The Children’s Place is an omni-channel children’s specialty portfolio of brands with an industry-leading digital-first model. Its global retail and wholesale network includes four digital storefronts, more than 500 stores in North America, wholesale marketplaces and distribution in 16 countries through six international franchise partners. The Children’s Place is proud to be a women-led Company, including industry-leading gender diversity in senior management and throughout all levels of its workforce, and of its commitment to sustainable business practices that benefit its customers, associates, investors, suppliers and the communities it serves. The Children’s Place designs, contracts to manufacture, and sells fashionable, high-quality apparel, accessories and footwear predominantly at value prices, primarily under its proprietary brands: “The Children’s Place”, “Gymboree”, “Sugar & Jade”, and “PJ Place”. For more information, visit: www.childrensplace.com, www.gymboree.com, www.sugarandjade.com and www.pjplace.com, as well as the Company’s social media channels on Instagram, Facebook, X, formerly known as Twitter, YouTube and Pinterest.

Forward Looking Statements

This press release contains or may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to statements relating to the Company’s strategic initiatives and results of operations, including adjusted net income (loss) per diluted share. Forward-looking statements typically are identified by use of terms such as “may,” “will,” “should,” “plan,” “project,” “expect,” “anticipate,” “estimate” and similar words, although some forward-looking statements are expressed differently. These forward-looking statements are based upon the Company's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results and performance to differ materially. Some of these risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission, including in the “Risk Factors” section of its annual report on Form 10-K for the fiscal year ended January 28, 2023. Included among the risks and uncertainties that could cause actual results and performance to differ materially are the risk that the Company will be unsuccessful in gauging fashion trends and changing consumer preferences, the risks resulting from the highly competitive nature of the Company’s business and its dependence on consumer spending patterns, which may be affected by changes in economic conditions (including inflation), the risks related to the COVID-19 pandemic, including the impact of the COVID-19 pandemic on our business or the economy in general, the risk that the Company’s strategic initiatives to increase sales and margin are delayed or do not result in anticipated improvements, the risk of delays, interruptions, disruptions and higher costs in the Company’s global supply chain, including resulting from COVID-19 or other disease outbreaks, foreign sources of supply in less developed countries, more politically unstable countries, or countries where vendors fail to comply with industry standards or ethical business practices, including the use of forced, indentured or child labor, the risk that the cost of raw materials or energy prices will increase beyond current expectations or that the Company is unable to offset cost increases through value engineering or price increases, various types of litigation, including class action litigations brought under consumer protection, employment, and privacy and information security laws and regulations, the imposition of regulations affecting the importation of foreign-produced merchandise, including duties and tariffs, and the uncertainty of weather patterns. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:  Investor Relations (201) 558-2400 ext. 14500

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THE CHILDREN’S PLACE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Third Quarter Ended		Year-to-Date Ended
	October 28, 2023	October 29, 2022	October 28, 2023	October 29, 2022

Net sales	$480,234	$509,120	$1,147,474	$1,252,355
Cost of sales	318,182	332,189	801,111	817,915
Gross profit	162,052	176,931	346,363	434,440
Selling, general and administrative expenses	104,770	106,631	329,756	330,480
Depreciation and amortization	11,732	12,463	35,534	39,320
Asset impairment charges	583	—	3,115	1,379
Operating income (loss)	44,967	57,837	(22,042)	63,261
Interest expense, net	(7,939)	(3,786)	(21,481)	(8,080)
Income (loss) before provision (benefit) for income taxes	37,028	54,051	(43,523)	55,181
Provision (benefit) for income taxes	(1,454)	11,196	(17,818)	5,794
Net income (loss)	$38,482	$42,855	$(25,705)	$49,387

Earnings (loss) per common share
Basic	$3.07	$3.28	$(2.06)	$3.72
Diluted	$3.05	$3.26	$(2.06)	$3.68

Weighted average common shares outstanding
Basic	12,548	13,064	12,481	13,277
Diluted	12,619	13,162	12,481	13,409

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THE CHILDREN’S PLACE, INC.

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION TO GAAP

(In thousands, except per share amounts)

(Unaudited)

	Third Quarter Ended		Year-to-Date Ended
	October 28, 2023	October 29, 2022	October 28, 2023	October 29, 2022

Net income (loss)	$38,482	$42,855	$(25,705)	$49,387

Non-GAAP adjustments:
Restructuring costs	756	966	10,683	1,195
Credit agreement amendment	750	—	750	—
Asset impairment charges	583	—	3,115	1,379
Accelerated depreciation	454	—	1,361	746
Fleet optimization	372	191	1,540	342
Contract termination costs	—	—	2,961	—
Professional and consulting fees	—	111	—	721
Provision for foreign settlement	—	—	—	375
Aggregate impact of non-GAAP adjustments	2,915	1,268	20,410	4,758
Income tax effect (1)	(760)	(331)	(5,310)	(1,167)
Settlement of tax examination	—	—	—	(6,379)
Net impact of non-GAAP adjustments	2,155	937	15,100	(2,788)

Adjusted net income (loss)	$40,637	$43,792	$(10,605)	$46,599

GAAP net income (loss) per common share	$3.05	$3.26	$(2.06)	$3.68

Adjusted net income (loss) per common share	$3.22	$3.33	$(0.85)	$3.48

(1) The tax effects of the non-GAAP items are calculated based on the statutory rate of the jurisdiction in which the discrete item resides.

	Third Quarter Ended		Year-to-Date Ended
	October 28, 2023	October 29, 2022	October 28, 2023	October 29, 2022

Operating income (loss)	$44,967	$57,837	$(22,042)	$63,261

Non-GAAP adjustments:
Restructuring costs	756	966	10,683	1,195
Credit agreement amendment	750	—	750	—
Asset impairment charges	583	—	3,115	1,379
Accelerated depreciation	454	—	1,361	746
Fleet optimization	372	191	1,540	342
Contract termination costs	—	—	2,961	—
Professional and consulting fees	—	111	—	721
Provision for foreign settlement	—	—	—	375
Aggregate impact of non-GAAP adjustments	2,915	1,268	20,410	4,758

Adjusted operating income (loss)	$47,882	$59,105	$(1,632)	$68,019

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THE CHILDREN’S PLACE, INC.

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION TO GAAP

(In thousands, except per share amounts)

(Unaudited)

	Third Quarter Ended		Year-to-Date Ended
	October 28, 2023	October 29, 2022	October 28, 2023	October 29, 2022

Gross profit	$162,052	$176,931	$346,363	$434,440

Non-GAAP adjustments:
Fleet optimization	—	—	—	(621)
Aggregate impact of non-GAAP adjustments	—	—	—	(621)

Adjusted gross profit	$162,052	$176,931	$346,363	$433,819

	Third Quarter Ended		Year-to-Date Ended
	October 28, 2023	October 29, 2022	October 28, 2023	October 29, 2022

Selling, general and administrative expenses	$104,770	$106,631	$329,756	$330,480

Non-GAAP adjustments:
Restructuring costs	(756)	(966)	(10,683)	(1,195)
Credit agreement amendment	(750)	—	(750)	—
Fleet optimization	(372)	(191)	(1,540)	(963)
Contract termination costs	—	—	(2,961)	—
Provision for foreign settlement	—	—	—	(375)
Professional and consulting fees	—	(111)	—	(721)
Aggregate impact of non-GAAP adjustments	(1,878)	(1,268)	(15,934)	(3,254)

Adjusted selling, general and administrative expenses	$102,892	$105,363	$313,822	$327,226

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THE CHILDREN’S PLACE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	October 28, 2023	January 28, 2023*	October 29, 2022

Assets:
Cash and cash equivalents	$13,522	$16,689	$19,244
Accounts receivable	51,712	49,584	48,820
Inventories	462,411	447,795	548,719
Prepaid expenses and other current assets	69,710	47,875	48,012
Total current assets	597,355	561,943	664,795

Property and equipment, net	134,639	149,874	154,975
Right-of-use assets	127,863	155,481	160,041
Tradenames, net	70,291	70,891	71,091
Other assets, net	43,233	48,092	33,715
Total assets	$973,381	$986,281	$1,084,617

Liabilities and Stockholders' Equity:
Revolving loan	$358,679	$286,990	$265,000
Accounts payable	182,594	177,147	221,432
Current portion of operating lease liabilities	66,216	78,576	77,070
Accrued expenses and other current liabilities	98,253	105,672	120,166
Total current liabilities	705,742	648,385	683,668

Long-term debt	49,801	49,752	49,735
Long-term portion of operating lease liabilities	76,641	96,482	104,073
Other long-term liabilities	23,126	33,184	34,965
Total liabilities	855,310	827,803	872,441

Stockholders' equity	118,071	158,478	212,176
Total liabilities and stockholders' equity	$973,381	$986,281	$1,084,617

* Derived from the audited consolidated financial statements included in the Company's Annual Report on Form 10-K for the fiscal year ended January 28, 2023.

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THE CHILDREN’S PLACE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Year-to-Date Ended
	October 28, 2023	October 29, 2022

Net income (loss)	$(25,705)	$49,387
Non-cash adjustments	92,913	127,044
Working capital	(109,840)	(193,396)
Net cash used in operating activities	(42,632)	(16,965)

Net cash used in investing activities	(24,542)	(31,614)

Net cash provided by financing activities	64,042	14,010

Effect of exchange rate changes on cash and cash equivalents	(35)	(974)

Net decrease in cash and cash equivalents	(3,167)	(35,543)

Cash and cash equivalents, beginning of period	16,689	54,787

Cash and cash equivalents, end of period	$13,522	$19,244

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